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EXHIBIT 24.1

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of James W. Bullock and Leota L. Pearson, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign a Registration Statement on Form S-3 of Endocardial Solutions, Inc. (the "Company") and any and all amendments thereto, including post-effective amendments, for the sale of shares of the Company by certain selling stockholders, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and with such state securities commissions and other agencies as necessary; granting unto said attorney-in-fact and agent, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ JAMES W. BULLOCK James W. Bullock	President and Chief Executive Officer (Principal Executive Officer)	July 10, 2000
/s/ LEOTA L. PEARSON Leota L. Pearson	Chief Financial Officer (Principal Financial and Accounting Officer)	July 7, 2000
/s/ GRAYDON E. BEATTY Graydon E. Beatty	Director	July 8, 2000
/s/ JAMES E. DAVERMAN James E. Daverman	Director	July 7, 2000
/s/ ROBERT G. HAUSER Robert G. Hauser, M.D.	Director	July 7, 2000
/s/ RICHARD D. RANDALL Richard D. Randall	Director	July 7, 2000
Warren S. Watson	Director

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POWER OF ATTORNEY